                                         SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                                          BETWEEN

                                           AMERICAN SKANDIA FUND SERVICES, INC.

                                                            AND

                                           BOSTON FINANCIAL DATA SERVICES, INC.

                                                     TABLE OF CONTENTS
                                                     ----- -----------
                                                                                                                Page
                                                                                                                ----
1.       Terms of Appointment and Duties                                                                           1
2.       Third Party Administrators for Defined Contribution Plans                                                 4
3.       Fees and Expenses                                                                                         5
4.       Representations and Warranties of the Sub-Transfer Agent                                                  6
5.       Representations and Warranties of the Transfer Agent                                                      6
6.       Wire Transfer Operating Guidelines/Articles of the UCC                                                    6
7.       Data Access and Proprietary Information                                                                   8
8.       Indemnification                                                                                          10
9.       Standard of Care                                                                                         11
10.      Year 2000                                                                                                11
11.      Confidentiality                                                                                          11
12.      Covenants of the Transfer Agent and the Sub-Transfer Agent                                               12
13.      Termination of Agreement                                                                                 13
14.      Assignment and Third Party Beneficiaries                                                                 14
15.      Subcontractors                                                                                           14
16.      Miscellaneous                                                                                            15

                                         SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                                         ------------ ------ ----------- ---------

AGREEMENT  made as of the 1st day of January,  2001,  by and between  AMERICAN  SKANDIA  FUND  SERVICES,  INC.,  a Delaware
corporation,  having its principal office and place of business at One Corporate  Drive,  Shelton,  Connecticut  06484-0883
(the "Transfer Agent"), and BOSTON FINANCIAL DATA SERVICES,  INC., a Massachusetts  corporation having its principal office and place of business at Two Heritage Drive, Quincy, Massachusetts 02171 (the "Sub-Transfer Agent").

WHEREAS,  the Transfer Agent has been assigned  000414 as its six-digit FINS number by the Depository  Trust Company of New
York, NY ("DTC");

WHEREAS, the Transfer Agent registered with the Securities and Exchange Commission
("SEC"), its appropriate regulatory authority ("ARA") and has been assigned a six digit number
(generally beginning with an "84" or an "85") ARA number of 84-5851;

WHEREAS,  the Transfer Agent has been appointed by each of the investment  companies (including each series thereof) listed on Schedule A (the "Fund(s)"),  each an open-end diversified  management investment company registered under the Investment
Company  Act of 1940,  as amended,  as  transfer  agent,  dividend  disbursing  agent and  shareholder  servicing  agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS,  the Transfer Agent has entered into a Transfer  Agency and Service  Agreement  with each of the Funds  (including each series thereof)  listed on Schedule A pursuant to which the Transfer Agent is responsible for certain  transfer agency and dividend  disbursing  functions  and the  Transfer  Agent is  authorized  to  subcontract  for the  performance  of its obligations and duties thereunder in whole or in part with the Sub-Transfer Agent;

WHEREAS,  the  Transfer  Agent is  desirous  of having the  Sub-Transfer  Agent  perform  certain  shareholder  accounting, administrative and servicing functions (collectively "Shareholder and Record-Keeping Services"); and

WHEREAS,  the Transfer Agent desires to appoint the Sub-Transfer  Agent as its agent, and the Sub-Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment; Duties
         -------- -------------------

   1.1   Sub-Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints the  Sub-Transfer  Agent to act as, and the  Sub-Transfer  Agent agrees to act as, the agent of the  Transfer  Agent for the  shares of the Funds  generally  and in  connection  with any  accumulation, open-account,  retirement plans or similar plan provided to the shareholders of each Fund ("Shareholders") and set out in the currently  effective  prospectus and statement of additional  information  ("prospectus")  of each such
         Fund,  including without limitation any periodic  investment plan or periodic  withdrawal program. As used herein, the term"Shares" means the authorized and issued shares of common stock, or shares of beneficial interest,  as the case may be, for each of the Funds  (including each series  thereof)  enumerated in Schedule A. In accordance with procedures  established from time to time by agreement between the Transfer Agent and the Sub-Transfer  Agent, the
         Sub-Transfer Agent agrees that it will perform the following Shareholder and Record-Keeping services:

         (a)  Receive for  acceptance,  orders for the purchase of Shares,  and promptly  deliver  payment and  appropriate documentation  thereof to the Custodian of the Fund authorized  pursuant to the Articles of  Incorporation  of the
         Fund (the "Custodian");

         (b)  Pursuant to purchase orders,  issue the appropriate  number of Shares and hold such Shares in the appropriate
         Shareholder account;

         (c)  Receive  for  acceptance   redemption  requests  and  redemption   directions  and  deliver  the  appropriate
         documentation thereof to the Custodian;

         (d)  In respect to the  transactions  in items  (a),  (h) and (c) above,  the  Sub-Transfer  Agent  shall  execute transactions directly with broker-dealers authorized by the Fund;

(e)      At the  appropriate  time  as and  when it  receives  monies  paid  to it by the  Custodian  with  respect  to any redemption,  pay over or cause  to be paid  over in the  appropriate  manner  such  monies  as  instructed  by the redeeming Shareholders;

         (f)  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (g)  Prepare and transmit payments for dividends and distributions declared by the Fund;

         (h)  Issue  replacement  certificates for those  certificates  alleged to have been lost, stolen or destroyed upon receipt by the Sub-Transfer  Agent of  indemnification  satisfactory to the Sub-Transfer  Agent and protecting the
         Sub-Transfer Agent and the Fund, and the Sub-Transfer  Agent at its option, may issue replacement  certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

         (i)  Maintain records of account for and advise the Transfer Agent and its Shareholders as to the foregoing; and

         (j) Record the issuance of Shares of the Fund and maintain  pursuant to SEC Rule  17Ad-10(e) a record of the total number of Shares of the Fund which are  authorized,  based upon data  provided  to it by the Fund,  and issued and outstanding.  The  Sub-Transfer  Agent  shall also  provide the Fund on a regular  basis with the total  number of
         Shares which arc authorized and issued and outstanding  and shall have no obligation,  when recording the issuance of Shares,  to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

   1.2   Additional  Services.  In addition to, and neither in lieu nor in contravention  of, the services set forth in the above paragraph, the Sub-Transfer Agent shall perform the following services:

         (a)  Other Customary  Services.  Perform the customary  services of a transfer agent,  dividend  disbursing agent, record-keeper  for certain  retirement  plans where State Street Bank and Trust  Company (the "Bank") is custodian and, as  relevant,  agent in  connection  with  accumulation,  open-account  or similar  plan  (including  without limitation any periodic investment plan or periodic withdrawal program),  including but not limited to:maintaining all Shareholder accounts,  preparing  Shareholder meeting lists, mailing Shareholder proxies,  Shareholder reports and prospectuses to current  Shareholders,  withholding  taxes on U.S.  resident and non-resident  alien accounts, preparing and filing U.S.  Treasury  Department  Forms 1099 and other  appropriate  forms required with respect to dividends and distributions by federal authorities for all Shareholders,  preparing and mailing confirmation terms and  statements  of account to  Shareholders  for all purchases and  redemptions  of Shares and other  confirmable transactions in Shareholder  accounts,  preparing and mailing activity statements for Shareholders,  and providing
         Shareholder account information;

         (b)  Control Book (also known as "Super Sheet",).  Maintain a daily record and produce a daily report for the Fund of all transactions  and receipts and  disbursements of money and securities and deliver a copy of such report for the Fund for each  business day to the Fund no later than 11:00 AM Eastern  Time, or such earlier time as the Fund may reasonably require, on the next business day;

         (c)  National  Securities  Clearing  Corporation  (the  NSCC).  (i) accept and  effectuate  the  registration  and maintenance of accounts through Networking and the purchase,  redemption,  transfer and exchange of shares in such accounts  through  Fund/SERV  (Networking  and Fund/SERV  being programs  operated by the NSCC on behalf of NSCC's participants,  including  the  Fund),  in  accordance  with,  instructions  transmitted  to  and  received  by the
         Sub-Transfer  Agent by transmission  from NSCC on behalf of  broker-dealers  and banks which have been established by, or in accordance  with the  instructions  of authorized  persons,  as  hereinafter  defined on the dealer file maintained by the Sub-Transfer  Agent; (ii) issue  instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its  broker-dealer  and bank  participants);  (iii) provide account and transaction  information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000
         System") in accordance  with NSCC's  Networking and Fund/SERV  rules for those  broker-dealers;  and (iv) maintain
         Shareholder accounts on `FA2000 System through Networking;

         (d)  ACH Processing  Interface.  Sub-Transfer  Agent will maintain an ACH processing  interface between the Fund's broker,  AG. Edwards & Sons,  Inc. and  Sub-Transfer  Agent's VAX system.  This interface is intended to allow the parties to create a cross-reference  file to match the incoming monies  transmitted from A.G. Edwards & Sons, Inc.
         to the appropriate shareholder account;

         (e)  If requested by the Transfer Agent, the Sub-Transfer  Agent shall provide the Transfer Agent with information in  relation  to I 2h- 1 fees and  contingent  deferred  sales  charge  revenues,  as agreed  upon by the  parties including the manner and timing of providing  such  information  (e.g.,  format of any reports),  and any fees and reasonable Out-of-Pocket Expenses related thereto; and

         (f)  New  Procedures.  New  procedures  as to who shall  provide  certain  of these  services  in Section 1 may be
                                                                                                           ---------
         established in writing from time to time by agreement between the

         Transfer Agent and the Sub-Transfer  Agent.  The  Sub-Transfer  Agent may at times perform only a portion of these services and the Transfer  Agent,  the Funds or their agent may perform these services on the Fund's behalf In the event of a change in the services  requested of the Sub-Transfer  Agent hereunder,  the Sub-Transfer Agent and the
         Transfer  Agent shall agree in writing to such change in services  including  any  modifications  to the terms and conditions contained herein.

   1.3   Exception Services.  Transactions  identified under Section 1 of this Agreement shall be deemed exception services
                                                             ---------
         ("Exception Services") when such transactions:

         (a)   Require the  Sub-Transfer  Agent to use  methods and  procedures  other than those  usually  employed by the
         Sub-Transfer Agent to perform services under Section 1 of this Agreement;
                                                      ---------

         (b)   Involve the  provision  of  information  to the  Sub-Transfer  Agent after the  commencement  of the nightly processing cycle of the TA2000 System; or

         (c)   Require more manual intervention by the Sub-Transfer Agent,  including the entry of data or the modification or amendment of reports generated by the TA2000 System than is usually required.

         In the event the Transfer Agent requests that the Sub-Transfer  Agent provide services that the Sub-Transfer Agent considers to be Exception  Services,  the parties shall agree in writing that the requested services are Exception
         Services.  In such case, if the parties agree to the  Sub-Transfer  Agent  providing such  Exception  Services the
         Sub-Transfer Agent shall he held to a lesser than negligence.

2.       Third Party Administrators for Defined Contribution Plans
         ---------------------------------------------------------

   2.1   The Fund may decide to make  available to certain of its  customers,  a qualified  plan  program  (the  "Program")
         pursuant to which the customers  ("Employers") may adopt certain plans of deferred  compensation ("Plan or Plans")
         for the benefit of the individual Plan  participant (the "Plan  Participant"),  such Plan(s) being qualified under
         Section  401(a) of the  Internal  Revenue  Code of 1986,  as amended  ("Code")  and  administered  by third  party administrators  which may be plan  administrators  as defined in the Employee  Retirement  Income  Security Act of
         1974, as amended)(the "TPA(s)").

   2.2   In accordance  with the procedures  established in the initial  Schedule 3.1 entitled  "Third Party  Administrator
         Procedures",  as may he amended by the  Sub-Transfer  Agent and the Fund from time to time ("Schedule  3.1"),  the
         Sub-Transfer Agent shall:

         (a)   Treat Shareholder accounts established by the Plans in the name of' the Trustees,  Plans or TPAs as the case may be as omnibus accounts;

         (b)   Maintain  omnibus  accounts  on its  records in the name of the TPA or its  designee  as the Trustee for the benefit of the Plan; and

         (c)   Perform all services under Section 1 as sub-transfer  agent of the Funds and not as a record-keeper  for the
                                          ---------
         Plans.

3.       Fees and Expenses
         -----------------

   3.1   Fee Schedule. For the performance by the Sub-Transfer Agent pursuant to this Agreement,  the Transfer Agent agrees to pay the Sub-Transfer Agent an annual maintenance fee for each Shareholder  account as set forth in the attached fee schedule  ("Schedule  2.1"). Such fees and  out-of-pocket  expenses and advances  identified under Section 3.2
                                                                                                                -----------
         below may be changed  from time to time subject to mutual  written  agreement  between the Transfer  Agent and the
         Sub-Transfer Agent.

   3.2   Out-of-Pocket  Expenses.  In  addition to the fee paid under  Section  2.1 above,  the  Transfer  Agent  agrees to
                                                                       ------------
         reimburse  the  Sub-Transfer  Agent  for  out-of-pocket  expenses,  including  but  not  limited  to  confirmation production, postage, forms, telephone, microfilm,  microfiche, mailing and tabulating proxies, records storage, or advances  incurred by the Sub-Transfer  Agent for the items set out in Schedule 2.1 attached hereto.  In addition, any other expenses  incurred by the  Sub-Transfer  Agent at the request or with the consent of the Transfer Agent, will he reimbursed by the Fund.

   3.3   Postage.  Postage for mailing of dividends,  proxies,  Fund reports and other mailings to all shareholder accounts shall be advanced  to the  Transfer  Agent by the Fund at least  seven (7) days prior to the mailing  date of such materials.

   3.4   Invoices.  The Transfer Agent agrees to pay all fees and  reimbursable  expenses within thirty (30) days following the receipt of the  respective  billing  notice,  except for any fees or expenses  which are subject to good faith dispute.  In the event of such a dispute,  the Transfer Agent may only withhold that portion of the fee or expense subject to the good faith  dispute.  The Transfer  Agent shall  notify the  Sub-Transfer  Agent in writing  within thirty (30) calendar  days  following  the receipt of each billing  notice if the Transfer  Agent is disputing any amounts in good faith.  If the Transfer  Agent does not provide such notice of dispute  within the required  time, the billing  notice will be deemed  accepted by the Transfer  Agent.  The Fund shall settle such disputed  amounts within  five (5) days of the day on which the  parties  agree on the  amount to be paid by  payment  of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled by law or legal process.

   3.5   Cost of Living  Adjustment.  If the total number of Fund open accounts does not reach one million open accounts by the end of the second year of this Agreement,  then starting the third year of this Agreement and thereafter,  the total fee for all services  (as  reflected in the  attached  Fee  Schedule)  shall be increased by the  percentage increase for the  twelve-month  period of the previous  calendar  year of the Consumer  Price Index for Urban Wage
         Earners and Clerical  Workers,  for the Boston area,  as published  bimonthly by the United  States  Department of
         Labor,  Bureau of Labor Statistics,  or, in the event that publication of such Index is terminated,  any successor or substitute index, appropriately adjusted, acceptable to both parties, unless the parties shall otherwise agree.

   3.6   Late  Payments.  If any  undisputed  amount in an invoice  of the  Sub-Transfer  Agent  (for fees or  reimbursable expenses) is not paid when due, the Transfer Agent shall pay the  Sub-Transfer  Agent  interest  thereon (from the due date to the date of  payment)  at a per annum rate equal to one  percent  (1.0%) plus the prime Rate (that is, the base rate on corporate loans posted by large domestic banks)  published by The Wall Street Journal (or, in the event such rate is not so published,  a reasonably equivalent published rate selected by the Transfer Agent on the first day of publication during the month when such amount was due).  Notwithstanding  any other provision hereof, such interest rate shall be no greater than permitted under applicable provision of Massachusetts law.

4.       Representations and Warranties of the Sub-Transfer Agent
         --------------------------------- ----------------------

The Sub-Transfer Agent represents and warrants to the Transfer Agent that:

   4.1   It is a  corporation  duly  organized  and existing and in good  standing  under the laws of The  Commonwealth  of
         Massachusetts.

   4.2   It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

   4.3   It is empowered under applicable laws and by its Articles of  Incorporation  and By-Laws to enter into and perform this Agreement.

   4.4   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

   4.5   It has and will  continue to have access to the  necessary  facilities,  equipment  and  personnel  to perform its duties and obligations under this Agreement.

5.       Representations and Warranties of the Transfer Agent
         --------------------------------- ------------------

The Transfer Agent represents and warrants to the Sub-Transfer Agent that:

   5.1   It is a corporation duly organized and existing and in good standing under the laws of the State of [) Delaware.

   5.2   It is empowered under applicable laws and by its Articles of  Incorporation  and By-Laws to enter into and perform this Agreement.

   5.3   All corporate  proceedings  required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

   5.4   Each Fund is an open-end  management  investment  company  registered under the Investment Company Act of 1940, as amended.

   5.5   A  registration  statement  under the  Securities  Act of 1933, as amended is currently  effective and will remain effective,  and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.        Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code
          ------------------------------------------------- ---------------------------

   6.1   Obligation of Sender.  The  Sub-Transfer  Agent is authorized to promptly  debit the  appropriate  Transfer  Agent account(s) upon the receipt of a payment order in compliance with the selected  security  procedure (the "Security
         Procedure")  chosen for funds transfer and in the amount of money that the Sub-Transfer  Agent has been instructed to transfer.  The  Sub-Transfer  Agent shall execute payment orders in compliance with the Security  Procedure and with the Transfer  Agent  instructions  on the execution  date provided that such payment order is received by the customary  deadline for processing  such a request,  unless the payment order  specifies a later time. All payment orders and  communications  received  after this the  customary  deadline will be deemed to have been received the next business day.

   6.2   Security Procedure.  The Transfer Agent acknowledges that the Security Procedure it has designated on the Transfer
         Agent  Selection  Form was selected by the Transfer  Agent from security  procedures  offered by the  Sub-Transfer
         Agent. The Transfer Agent shall restrict access to confidential  information relating to the Security Procedure to authorized  persons as  communicated  to the  Sub-Transfer  Agent in writing.  The Transfer  Agent must notify the
         Sub-Transfer Agent immediately if it has reason to believe  unauthorized  persons may have obtained access to such information or of any change in the Transfer Agent's  authorized  personnel.  The Sub-Transfer  Agent shall verify the authenticity of all Transfer Agent instructions according to the Security Procedure.

   6.3   Account  Numbers.  The  Sub-Transfer  Agent shall  process all payment  orders on the basis of the account  number contained in the payment order. In the event of a discrepancy  between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

   6.4   Rejection.  The  Sub-Transfer  Agent reserves the right to decline to process or delay the processing of a payment order  which  (a) is in  excess  of the  collected  balance  in the  account  to be  charged  at the  time  of the
         Sub-Transfer  Agent's  receipt of such  payment  order;  (b) if  initiating  such  payment  order  would cause the
         Sub-Transfer  Agent, in the Sub-Transfer  Agent's reasonable  judgement,  to exceed any volume,  aggregate dollar, network,  time,  credit  or  similar  limits  which  are  applicable  to  the  Sub-Transfer  Agent;  or (c) if the
         Sub-Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

   6.5   Cancellation  Amendment.  The Sub-Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security  Procedure provided that such requests are received in a timely manner affording the  Sub-Transfer  Agent reasonable  opportunity to act.  However,  provided such  reasonable  efforts are made,  the  Sub-Transfer  Agent assumes no liability if the request for amendment or cancellation cannot he satisfied.

   6.6   Errors.  The Sub-Transfer  Agent shall assume no responsibility  for failure to detect any erroneous payment order provided  that  the  Sub-Transfer  Agent  complies  with  the  payment  order  instructions  as  received  and the
         Sub-Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

   6.7   Interest.  The Sub-Transfer  Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized  payment order,  unless the Sub-Transfer Agent is notified of the unauthorized  payment order within thirty (30) days of notification by the  Sub-Transfer  Agent of the acceptance of such payment order.
         In no event  (including  failure to execute a payment order) shall the  Sub-Transfer  Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

  6.8    ACH Credit  Entries/Provisional  Payments.  When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries  pursuant to these  guidelines  and the rules of the National  Automated  Clearing  House
         Association and the New England  Clearing House  Association,  the  Sub-Transfer  Agent or its bank will act as an
         Originating  Depository Financial Institution and/or Receiving Depository Financial  Institution,  as the case may be, with respect to such entries.  Credits given by the Sub-Transfer Agent with respect to an ACH credit entry are provisional  until the Sub-Transfer  Agent receives final settlement for such entry from the Federal Reserve Bank.
         If the Sub-Transfer Agent does not receive such final settlement,  the Transfer Agent agrees that the Sub-Transfer
         Agent shall receive a refund of the amount credited to the Transfer Agent in connection  with such entry,  and the party  making  payment to the  Transfer  Agent via such  entry  shall not be deemed to have paid the amount of the entry.

   6.9   Confirmation.  Confirmation  of  Sub-Transfer  Agent's  execution of payment  orders shall  ordinarily be provided within  twenty four (24) hours  notice of which may be  delivered  through the  Sub-Transfer  Agent's  proprietary information  systems, or by facsimile or call-back.  Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.       Data Access and Proprietary Information
         ---------------------------------------

   7.1   The  Transfer  Agent  acknowledges  that  the  databases,  computer  programs,  screen  formats,  report  formats, interactive  design  techniques,  and  documentation  manuals  furnished to the Transfer Agent by the Sub-Transfer
         Agent as part of the Fund's  ability to access  certain  Fund-related  data  ("Customer  Data")  maintained by the
         Sub-Transfer  Agent on databases under the control and ownership of the Sub-Transfer Agent or a third party ("Data
         Access  Services")  constitute  copyrighted,   trade  secret,  or  other  proprietary  information  (collectively,
         "Proprietary  Information") of substantial value to the Sub-Transfer  Agent or other third party.In no event shall
         Proprietary  Information be deemed Customer Data. The Transfer Agent agrees to treat all  Proprietary  Information as proprietary to the Sub-Transfer Agent and further agrees that it shall not divulge any Proprietary  Information to any person or organization  except as may be provided hereunder,  Without limiting the foregoing,  the Transfer
         Agent agrees for itself and its employees and agents to:

         (a)   Use such programs and databases (i) solely on the Transfer Agent's computers,  or (ii) solely from equipment at the location  agreed to between the  Sub-Transfer  Agent and the Transfer  Agent and (iii) solely in accordance with the Sub-Transfer Agent's applicable user documentation;

         (b)   Refrain from copying or duplicating in any way (other than in the normal course of performing  processing on the Transfer Agent's computer(s)), the Proprietary Information;

         (c)   Refrain  from  obtaining  unauthorized  access to any portion of the  Proprietary  Information,  and if such access is  inadvertently  obtained,  to inform in a timely manner of such fact and dispose of such  information in accordance with the Sub-Transfer Agent's instructions;

         (d)    Refrain from causing or allowing  information  transmitted  from the  Sub-Transfer  Agent's computer to the
         Transfer Agent's  terminal to be retransmitted to any other computer  terminal or other device except as expressly permitted by the Sub-Transfer Agent (such permission not to be unreasonably withheld);

         (e)   Allow the  Transfer  Agent to have access  only to those  authorized  transactions  as agreed to between the
         Sub-Transfer Agent and the Transfer Agent; and

         (f)   Honor all reasonable written requests made by the Sub-Transfer Agent to protect at the Sub-Transfer  Agent's expense the rights of the  Sub-Transfer  Agent in Proprietary  Information at common law, under federal  copyright law and under other federal or state law.

   7.2   Proprietary  Information  shall not  include  all or any portion of any of the  foregoing  items that:  (i) are or become publicly available without breach of this Agreement;  (ii) are released for general disclosure by a written release by the Transfer  Agent;  (iii) are already in the possession of the receiving party at the time of receipt without obligation of  confidentiality or breach of this Agreement;  or (iv) are determined by the Transfer Agent, on the advice of counsel, to be required by law to be disclosed.

   7.3   `The Fund  acknowledges that its obligation to protect the Transfer Agent's  Proprietary  Information is essential to the business  interest of the Transfer Agent and that the disclosure of such Proprietary  Information in breach of this Agreement would cause the Transfer Agent immediate,  substantial and irreparable  harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law,  equity,  or otherwise for the disclosure or use of the  Proprietary  Information in breach of this Agreement,  the Transfer Agent shall be entitled to seek and obtain a temporary  restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

   7.4   If the Transfer  Agent  notifies  the  Sub-Transfer  Agent that any of the Data Access  Services do not operate in material  compliance with the most recently issued user  documentation for such services,  the Sub-Transfer  Agent shall endeavor in a timely manner to correct such failure.  Organizations  from which the  Sub-Transfer  Agent may obtain certain data included in the Data Access Services are solely  responsible for the contents of such data and the Transfer  Agent agrees to make no claim  against the  Sub-Transfer  Agent  arising out of the contents of such third-party  data,  including,  but not limited to, the accuracy  thereof except when the  Sub-Transfer  Agent has actual knowledge of the inaccuracy of such data and does not notify the Transfer Agent of such inaccuracy.  EXCEPT
         AS SPECIFICALLY  PROVIDED HEREIN, DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE  SPECIFICATIONS USED
         IN CONNECTION  THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE SUB-TRANSFER AGENT EXPRESSLY  DISCLAIMS
         ALL WARRANTIES  EXCEPT THOSE  EXPRESSLY  STATED HEREIN  INCLUDING,  BUT NOT LIMITED TO, THE IMPLIED  WARRANTIES OF
         MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   7.5    If the transactions  available to the Transfer Agent include the ability to originate electronic  instructions to the  Sub-Transfer  Agent in order to (i) effect the  transfer  or  movement  of cash or Shares or (ii)  transmit
           Shareholder  information or other  information,  then in such event the Sub-Transfer  Agent shall be entitled to rely on the validity and  authenticity of such  instruction  without  undertaking any further inquiry as long as such  instruction is undertaken in conformity with security  procedures  established by the  Sub-Transfer  Agent from time to time.

   7.6   Each party shall take reasonable efforts to advise its employees of their obligations  pursuant to this Section 7.
                                                                                                                 ---------
         The obligations of this Section shall survive any earlier termination of this Agreement.

8.       Indemnification
         ---------------

   8.1   The  Sub-Transfer  Agent  shall not be  responsible  for,  and the  Transfer  Agent shall  indemnify  and hold the
         Sub-Transfer  Agent and with  respect to Section  8.1 e herein,  also State  Street  Bank and Trust  Company  (the
         "Bank"), harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments,  expenses and liability arising out of or attributable to:

         (a)   All actions of the Sub-Transfer Agent or its agents or subcontractors  required to be taken pursuant to this
         Agreement,  (including the defense of any law suit in which the Sub-Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b)   The Transfer Agent's lack of good faith,  negligence or willful  misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

         (c)   The reasonable  reliance upon,  and any  subsequent use of or action taken or omitted,  by the  Sub-Transfer
         Agent, or its agents or subcontractors on: (i) any information,  records,  documents,  data, stock certificates or services,  which are received by the Sub-Transfer Agent or its agents or subcontractors by machine readable input, facsimile,  CRT data entry,  electronic  instructions or other similar means authorized by the Transfer Agent, and which have been  prepared,  maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the  Transfer  Agent or each Fund  including  hut not limited to any  broker-dealer,  TPA or previous transfer agent or registrar;  (ii) any  instructions  or requests of the Transfer Agent or each Fund or any of its officers;  (iii) any  instructions  or opinions of legal counsel with respect to any matter  arising in connection with the  services to be  performed  by the  Sub-Transfer  Agent under this  Agreement  which are  provided to the
         Sub-Transfer Agent after consultation with such legal counsel;  or (iv) any paper or document  reasonably believed to be genuine, authentic, or signed by the proper person or persons;

         (d)   The offer or sale of Shares in violation of federal or state  securities laws or regulations  requiring that such Shares be  registered  or in violation of any stop order or other  determination  or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (e)   The  negotiation  and  processing of any checks  including  without  limitation  for deposit into the Fund's demand deposit account maintained at the Bank; or

         (f) Upon the Fund's request  entering into any  agreements  required by the NSCC for the  transmission  of Fund or
         Shareholder data through the NSCC clearing systems

   8.2   In order that the  indemnification  provisions  contained in this Section 7 shall apply,  upon the  assertion of a
                                                                           ---------
         claim for which the Transfer Agent may be required to indemnify the Sub-Transfer  Agent,  the  Sub-Transfer  Agent shall  promptly  notify the  Transfer  Agent of such  assertion,  and shall keep the Transfer  Agent  advised with respect to all  developments  concerning such claim.  The Transfer Agent shall have the option to participate with the  Sub-Transfer  Agent in the  defense of such claim or to defend  against  said claim in its own name or in the name of the Sub-Transfer  Agent. The Sub-Transfer  Agent shall in no case confess any claim or make any compromise in any case in which the  Transfer  Agent may be required to  indemnify  the  Sub-Transfer  Agent  except with the
         Transfer Agent's prior written consent,

9.       Standard of Care
         ----------- ----

   9.1   The Sub-Transfer  Agent shall at all times act in good faith and agrees to use its best efforts within  reasonable limits to ensure the accuracy of all services  performed under this Agreement,  but assumes no responsibility  and shall not be liable for loss or damage due to errors,  including encoding and payment  processing  errors,  unless said errors are caused by its  negligence,  bad faith,  or willful  misconduct or that of its employees or agents.
         The parties  agree that any encoding or payment  processing  errors shall be governed by this standard of care and
         Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.
                                                                       ---------

   9.2   In addition to the liability of Sub-Transfer  Agent under this Section 9, Sub-Transfer  Agent shall also be liable
                                                                        ---------
         to the Transfer Agent for all  reasonable  attorneys'  fees incurred by the Transfer Agent in connection  with any claim by the Transfer Agent against the Sub-Transfer  Agent arising from the obligations of the Sub-Transfer Agent hereunder; provided that the Transfer Agent is entitled to recover from the Sub-Transfer Agent for such claim.

10.      Year 2000
         ---------

         The  Sub-Transfer  Agent has taken  reasonable  steps to ensure that its  products  (and those of its  third-party suppliers)  reflect the  available  technology  to offer  products  that are Year 2000 ready,  including,  but not limited to, century  recognition  of dates,  calculations  that  correctly  compute same century and multi century formulas and date values,  and  interface  values that  reflect the date issues  arising  between now and the next one-hundred  years, and if any changes are required,  the Sub-Transfer Agent will make the changes to its products at a price to be  agreed  upon by the  parties  and in a  commercially  reasonable  time  frame  and will  require third-party suppliers to do likewise.

11.      Confidentiality
         ---------------

   11.1  The  Sub-Transfer  Agent and the  Transfer  Agent  agree that they will not,  at any time  during the term of this
         Agreement or after its termination,  reveal,  divulge, use for its own benefit, or make known to any person, firm, corporation or other business  organization,  any customers' lists,  "Nonpublic  Personal  Information" as defined under SEC  Regulation  S-P  regarding the Funds'  "consumers"  other than as permitted by  Regulation  S-P,  trade secrets,  cost figures and  projections,  profit  figures and  projections,  or any other  secret or  confidential information  whatsoever,  whether  of the  Sub-Transfer  Agent or of the  Transfer  Agent,  used or  gained by the
         Sub-Transfer Agent or the Transfer Agent during  performance under this Agreement.  The Sub-Transfer Agent and the
         Transfer Agent further  covenant and agree to retain all such knowledge and information  acquired during and after the term of this  Agreement  respecting  such lists,  trade  secrets,  or any secret or  confidential  information whatsoever in trust for the sole benefit of the Sub-Transfer  Agent or the Transfer Agent and their successors and assigns.  In the event of breach of the foregoing by either party,  the remedies  provided by Section 7.3 shall be
                                                                                                       -----------
         available to the party whose confidential  information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Sub-Transfer  Agent must disclose such data to its  sub-contractor  or Fund agent for purposes of providing  services  under this  Agreement.  The  Sub-Transfer  Agent agrees that it will not disclose nonpublic, personal information as defined under Regulation S-P. other than as permitted by Regulation S-P.

   11.2  In the event that any  requests or demands are made for the  inspection  of the  Shareholder  records of the Fund, other than request for records of  Shareholders  pursuant to standard  subpoenas from state or federal  government authorities (i.e.,  divorce and criminal actions),  the Sub-Transfer Agent will endeavor to notify the Fund and to secure  instructions  from an  authorized  officer  of the  Fund as to such  inspection.  The  Sub-Transfer  Agent expressly reserves the right,  however, to exhibit the Shareholder records to any person whenever it is advised by counsel  that it may be held  liable for the  failure  to exhibit  the  Shareholder  records to such  person or if required by law or court order.

12.       Covenants of the Transfer Agent and the Sub-Transfer Agent
          ------------ ---------------------------------------------

   12.1  The Transfer  Agent shall  promptly  furnish to the  Sub-Transfer  Agent a certified copy of the resolution of the
         Board of Directors of the Transfer Agent  authorizing the appointment of the Sub-Transfer  Agent and the execution and delivery of this Agreement.b

   12.2  The Sub-Transfer Agent hereby agrees to establish and maintain facilities and procedures  reasonably acceptable to the Transfer Agent for safekeeping of stock certificates,  check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such certificates, forms and devices.

   12.3  The  Sub-Transfer  Agent shall keep records  relating to the services to be performed  hereunder,  in the form and manner as it may deem advisable.  To the extent  required by Section 31 of the Investment  Company Act of 1940, as
         amended,  and the Rules thereunder,  the Sub-Transfer Agent agrees that all such records prepared or maintained by the  Sub-Transfer  Agent  relating to the services to be performed by the  Sub-Transfer  Agent  hereunder  are the property of the Fund and will be preserved,  maintained  and made  available in  accordance  with such Section and
         Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

   12.4  Sub-Transfer  Agent  shall  permit  Transfer  Agent  during  the term of this  Agreement,  through  any  person(s)
         designated by Transfer Agent at such reasonable  times during normal business hours and as often as Transfer Agent may reasonably deem appropriate,  but not so often as to place unreasonable burden on Sub-Transfer Agent (i.e., no more than two times a year),  on at least ten (10) business days prior written notice to an authorized  officer of
         Sub-Transfer  Agent (which  notice shall  include the scope of the audit),  to conduct an audit of such records as set forth in Section 12.3 herein.  As a matter of  clarification,  Transfer Agent  acknowledges and agrees that no
                      ------------
         such audit shall include any visits, inspections,  examinations, audits, or verification of any of the properties, documents,  books,  reports,  work papers and other  records  belonging to, or in the  possession of  Sub-Transfer
         Agent,  involving any service,  product or work  Sub-Transfer  Agent does or possesses  other than those  relating directly to this Agreement and the services performed by the Sub-Transfer Agent on behalf of the Transfer Agent.

  13.    Termination of Agreement
         -------------- ---------

   13.1  Term.  The initial term of this  Agreement  (the  "Initial  Term") shall be three years from the date first stated
         above unless  terminated  pursuant to the provisions of this Section 13. Unless a terminating  party gives written
                                                                      ----------
         notice to the other  party one  hundred and fifty  (150) days  before the  expiration  of the Initial  Term or any
         Renewal Term, this Agreement will renew  automatically  from year to year (each such  year-to-year  renewal term a
         "Renewal  Term").  One hundred and twenty (120) days before the  expiration  of the Initial Term or a Renewal Term the parties to this  Agreement  will agree upon a Fee Schedule for the upcoming  Renewal Term.  Otherwise the fees shall be increased pursuant to Section 3.5 of this Agreement.
                                        -----------

   13.2  Early  Termination.  Notwithstanding  anything  contained in this  Agreement to the  contrary,  should the Fund or
         Transfer  Agent desire to move any of the services  provided by the  Sub-Transfer  Agent  hereunder to a successor service  provider  prior to the  expiration  of the then current  Initial or Renewal Term, or without the required notice,  the  Sub-Transfer  Agent shall make a good faith effort to facilitate  the conversion on such prior date;
         however,  there can be no  guarantee  or  assurance  that the  Sub-Transfer  Agent  will be able to  facilitate  a conversion of services on such prior date. In the event that the Transfer Agent  terminates this Agreement for any reason,  including  converting the services to a successor service provider or internalizing  the services,  or if the Fund is  liquidated  or its assets  merged or purchased  or the like with or by another  entity which does not utilize the services of the Sub-Transfer  Agent, then the Transfer Agent shall pay the Sub-Transfer Agent a charge equal to six (6) months of the  Sub-Transfer  Agent's fees then currently in effect.  Such six-month  charge shall not apply if the  Transfer  Agent  terminates  this  Agreement  pursuant to Section  13.7 or if this  Agreement is
                                                                                     -------------
         terminated  but the Fund  continues to use the current copy (DFR) of the TA2000  System as a full remote client of
         DST Systems, Inc.

   13.3  Expiration  of Term.  During the Initial Term or Renewal  Term,  whichever  currently is in effect,  should either party  exercise  its right to  terminate,  all  reasonable  out-of-pocket  expenses or costs  associated  with the movement of records and  material  will be borne by the  Transfer  Agent.  Additionally,  the  Sub-Transfer  Agent
         reserves the right to charge for any other  reasonable  expenses  associated with such  termination.  Section 13.3
                                                                                                               ------------
         shall not apply if the Sub-Transfer Agent is terminated pursuant to Section 13.7.
                                                                             ------------

   13.4  Confidential  Information.  Upon  termination  of this  Agreement,  each party shall return to the other party all copies of confidential or proprietary  materials or information  received from such other party  hereunder,  other than materials or information required to be retained by such party under applicable laws or regulations.

   13.5  Unpaid Invoices,  The Sub-Transfer  Agent may terminate this Agreement  immediately upon an unpaid invoice payable by the Fund to the  Sub-Transfer  Agent being  outstanding for more than ninety (90) days,  except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.
                                                                          -----------

   13.6  Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party,  effective at any time specified  therein,  in the event that (a) the other  party  ceases to carry on its  business  or (b) an action is commenced  by or against the other party under Title 11 of the United  States Code or a receiver,  conservator  or similar officer is appointed for the other party and such suit,  conservatorship or receivership is not discharged within thirty (30) days or such other time period as agreed to by the parties.

   13.7  Cause.  If either of the  parties  hereto  becomes  in  default in the  performance  of its duties or  obligations hereunder,  and such default has a material  effect on the other  party,  then the  non-defaulting  party may give notice to the defaulting party specifying the nature of the default in sufficient  detail to permit the defaulting party to identify and cure such  default.  If the  defaulting  party fails to cure such default  within sixty (60)
         days of receipt of such notice,  or within such longer  period of time as the parties may agree is  necessary  for such cure,  then the  non-defaulting  party may terminate  this Agreement upon notice of not less than thirty (30)
         days to the defaulting party.

14.      Assignment and Third Party Beneficiaries
         ----------------------------------------

   14.1  Except as provided in Section 15.1 below,  neither this Agreement nor any rights or  obligations  hereunder may be
                               ------------
         assigned by either  party  without the written  consent of the other  party.  Any attempt to do so in violation of this Section shall be void.  Unless  specifically  stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   14.2  Except as explicitly  stated elsewhere in this Agreement,  nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the  Sub-Transfer  Agent and the Transfer Agent, and the duties and responsibilities  undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the  Sub-Transfer  Agent and the Transfer  Agent.  This Agreement  shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   14.3  This Agreement does not constitute an agreement for a partnership or joint venture between the Sub-Transfer  Agent and the `transfer  Agent.  Other than as provided in Section 15.1,  neither party shall make any commitments  with
                                                              ------------
         third parties that are binding on the other party without the other party's prior written consent.

15.      Subcontractors
         --------------

   15.1  The  Sub-Transfer  Agent may,  without  further  consent on the part of the Transfer  Agent,  subcontract  for the performance  hereof with a  Sub-Transfer  Agent  affiliate  duly  registered  as a transfer  agent under Section 1
         7A(c)(2) of the Securities  Exchange Act of 1934;  provided,  however,  that the Sub-Transfer Agent shall be fully responsible to the Transfer Agent for the acts and omissions of the  Sub-Transfer  Agent or its affiliate as it is for its own acts and omissions,

   15.2  Nothing  herein shall impose any duty upon the  Sub-Transfer  Agent in  connection  with or make the  Sub-Transfer
         Agent liable for the actions or omissions to act of unaffiliated  third parties such as, by way of example and not
         limitation,   Airborne  Services,   Federal  Express,  United  Parcel  Service,  the  U.S.  Mails,  the  NSCC  and
         telecommunication  companies,  provided,  if the Sub-Transfer Agent selected such company,  the Sub-Transfer Agent shall have exercised due care in selecting and monitoring the same.

16.      Miscellaneous
         -------------

   16.1  Amendment,  This  Agreement  may be amended or  modified  by a written  agreement  executed  by both  parties  and authorized or approved by a resolution of the Transfer Agent.

   16.2  Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof  interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

   16.3  Force Majeure. In the event either party is unable despite having established reasonable contingency  arrangements to perform  its  obligations  under the terms of this  Agreement  because of acts of God,  strikes,  equipment  or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control,  such party  shall not be liable for  damages to the other for any  damages  resulting  from such  failure to perform or otherwise  from  such  causes;  provided  that the  parties  shall  take  reasonable  steps  under  the  facts and circumstances then prevailing to mitigate damages arising out of such causes and events.

   16.4  Consequential  Damages.  Neither  party to this  Agreement  shall be liable to the other  party for  consequential special or indirect damages under any provision of this Agreement or for any consequential  damages arising out of any act or failure to act hereunder.

   16.5  Survival. All provisions regarding indemnification,  warranty,  liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

   16.6  Severability.  If any provision or provisions of this Agreement shall he held invalid, unlawful, or unenforceable, the  validity,  legality,  and  enforceability  of the  remaining  provisions  shall not in any way be affected or impaired.

   16.7  Priorities  Clause.  In the event of any  conflict,  discrepancy  or  ambiguity  between the terms and  conditions contained in this Agreement and any Schedules or attachments  hereto,  the terms and conditions  contained in this
         Agreement shall take precedence.

   16.8  Waiver No waiver by either party or any breach or default of any of the covenants or conditions  herein  contained and  performed by the other party shall be construed  as a waiver of any  succeeding  breach of the same or of any other covenant or condition.

   16.9  Merger of Agreement.  This Agreement  constitutes the entire  agreement  between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

   16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall he deemed to constitute one and the same instrument.

   16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

   16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

         (a)   If to Boston Financial Data Services, Inc. to:

                        Boston Financial Data Services, Inc.
                        1250 Hancock Street, Suite 300N
                        Quincy, Massachusetts 02169
                        Attention:   Legal Department

                        Facsimile:   (617) 483-5850

         (h)   If to the Transfer Agent, to:

                        American Skandia Fund Services, Inc.
                        One Corporate Drive
                        P.O. Box 883
                        Shelton, Connecticut 06484
                        Attention:   John Birch, Senior Vice President

                        Facsimile:   (203) 944-5345

17.      The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program")
         pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans")
         for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under
         Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of
         1974, as amended (the "TPA(s)").

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                        AMERICAN SKANDIA FUND SERVICES,
                                                        INC.

                                                        BY:____________________________________

ATTEST:

----------------------------------

                                                        BOSTON FINANCIAL DATA SERVICES, INC.

                                                        BY:____________________________________

ATTEST:

----------------------------------

                                                        SCHEDULE A

                                                         FUND LIST
                                                         ---- ----

                                                       SCHEDULE 2.1

                                                           FEES

                                    Effective January 1, 2001 through December 31, 2003

Annual Account Services Fees
----------------------------

Daily Dividend Fund                                  $11.50*
Non Daily Dividend Fund                              $9.75*

     *Once account numbers reach over 500,000 accounts, a $2.00 price reduction will be applied to the above Account
     Services Fees.

Closed Account Fee                                   $1.50

Minimum (per cusip)                                  $15,000**
   Billed per Fund

     **  The fund minimum will be deferred for the first nine (9) months for up to 15 cusips.

Each class is considered a fund and will be billed accordingly. A new fund implementation fee of $1500.00 per fund/cusip will be applied for all new funds.

A "rush fee" (notification less than 90 days) of $2,000.00 per fund/cusip will be applied for new fund implementation.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. Account services fees are higher of: Open account charges plus close account charges or the fund minimum.

Activity Based Fees
-------------------

o    New Account Set up                              $5.00 each
o    Manual Transactions                             $1.50 each
o    Telephone Calls                                 $2.50 each
o    Correspondence                                  $1.50 each

Banking Fees
------------

o    Checkwriting Set up                             $5.00 each
o    Checkwriting Draft                              $1.00 each
o    ACH                                             $  .35 each

IRA Custodial Fees
------------------

o Annual Maintenance                         $15.00 per SSN/Tax ID.

                                                       SCHEDULE 2.1

                                                           FEES
                                                        (continued)

TA2000 VOICE System
-------------------

o    Monthly Minimum Charge                          $125.00 per authorized Fund***
o    Monthly Minimum Charge                          $     .005 per Account***
o    Touch `[one Rate                                $     .20 per call***
o    Speech Recognition Rate                         $     .25 per call***

     ***The pricing rates listed above are based on the year 2001-rate information available. These rates are subject to change.

The monthly  minimum  charge is only accessed if it is greater than the service fee of $.12 per call.  The monthly  minimum charge is based on the number of  authorized  funds and  authorized  accounts in a fund  complex.  The service fee rate for speech  recognition  will be applied for calls that  terminate  in the speech  recognition  mode.  The touch tone rate will apply to calls that terminate in the touch tone mode.

Other Fees
----------

o    Investor Processing                             $1.80 per Investor/Annually
o    12B I Commissions                               $1.20 per Account/Annually
o    CommFee                                         $  .25 per Account/Annually

Out-of-Pocket Expenses
----------------------

Out-of-Pocket  Expenses  include but are not limited to: MFB/BETA Access,  Confirmation  statements,  Investor  Statements, postage, forms, telephone,  record retention,  federal wire, transcripts,  microfilm,  microfiche, CT) ROM and any expenses incurred at the specific  direction of the Fund.  This also  includes AG.  Edwards  ACH,  special  programming,  on-request reports,  custom reports and report  programming,  add-on services (e.g.,  Discretionary  Services,  Technology Changes and
Regulatory Reporting) as outlined in Boston Financial's letter to the Fund dated November 3, 2000.  Out-of-Pocket  Expenses also includes monthly usage charges, additional trunks, lines and installations needed for Voice Response.

AMERICAN SKANDIA FUND                                                        BOSTON FINANCIAL DATA SERVICES, INC
SERVICES, INC.

BY:_________________________________                                      BY:___________________________________

                                                       SCHEDULE 3.1

                                          THIRD PARTY ADMINISTRATOR(S) PROCEDURES
                                                     Dated____________

1.       On each day on which both the New York Stock Exchange and the Fund are open for business (a "Business  Day"),  the
         TPA(s) shall receive, on behalf of and as agent of the Fund,  Instructions (as hereinafter defined) from the Plan.
         Instructions  shall mean as to each Fund (i) orders by the Plan for the purchases of Shares,  and (ii) requests by the Plan for the redemption of Shares;  in each case based on the Plan's receipt of purchase orders and redemption requests  by  Participants  in proper form by the time  required by the terms of the Plan,  but not later than the time of day at which the net asset value of a Fund is  calculated,  as described  from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2.       The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3.       On or before the next succeeding  Business Day following the Trade Date on which it accepted  Instructions for the purchase and redemption of Shares,  (TD+1),  the TPA(s) shall notify the  Sub-Transfer  Agent of the net amount of such  purchases or  redemptions,  as the case may be, for each of the Plans.  In the case of net  purchases by any
         Plan, the  Sub-Transfer  Agent shall  instruct the Trustees of such Plan to transmit the aggregate  purchase price for Shares by wire transfer to the Sub-Transfer  Agent on (TD+1).  In the case of net redemptions by any Plan, the
         Sub-Transfer  Agent shall instruct the Fund's custodian to transmit the aggregate  redemption  proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1).  The times at which such  notification  and  transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Sub-Transfer Agent.

4.       The TPA(s) shall  maintain  separate  records for each Plan,  which  record shall  reflect  Shares  purchased  and redeemed,  including the date and price for all  transactions,  and Share  balances,  the TPA(s) shall maintain on behalf of each of the Plans a single master account with the  Sub-Transfer  Agent and such account shall be in the name of that Plan. The TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.       The TPA(s)  shall  maintain  records of all  proceeds of  redemptions  of Shares and all other  distributions  not reinvested in Shares.

6.       The TPA(s) shall prepare, and transmit to each of the Plans,  periodic account statements showing the total number of Shares owned by that Plan as of the statement  closing date,  purchases and  redemptions  of Shares by the Plan during the period covered by the statement,  and the dividends and other  distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.       The TPA(s) shall, at the request and expense of each Fund,  transmit to the Plans  prospectuses,  proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8.       The TPA(s)  shall,  at the request of each Fund,  prepare and transmit to each Fund or any agent  designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably  conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.       Sub-Transfer  Agent shall transmit to the TPA(s)  confirmation of purchase orders and redemption request placed by the TPA(s) and the TPA(s) shall transmit to the Plans  confirmation  of purchase  orders and  redemption  requests placed by the Plans; and

10.      The TPA(s) shall,  with respect to Shares,  maintain  account  balance  information  for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.      Plan sponsors may request, or the law may require, that prospectuses,  proxy materials, periodic reports and other materials  relating to each Fund be furnished to Participants in which event the  Sub-Transfer  Agent or each Fund shall mail or cause to be mailed such  materials to  Participants.  With respect to any such  mailing,  the TPA(s)
         shall,  at the request of the  Sub-Transfer  Agent or each Fund,  provide at the  TPA(s)'s  expense a complete and accurate set of mailing labels with the name and address of each Participant  having an interest through the Plans in Shares.

12.      The Transfer  Agent shall use reasonable  efforts to obtain  compliance by TPA(s) with the foregoing but shall not be liable to the Sub-Transfer  Agent for any action or omission by the TPA(s) provided such reasonable efforts are made.

AMERICAN SKANDIA FUND                                      BOSTON FINANCIAL DATA SERVICES, INC.
SERVICES, INC.

BY:__________________________________                      BY:__________________________________
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